Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Patterson

Sr. Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.patterson@startek.com

StarTek, Inc. Reports Fourth Quarter and Full Year 2011 Results

Fourth Quarter Revenue of $51 Million; Annual Revenue of $219 Million

DENVER, CO — February 23, 2012 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the fourth quarter and full year ended December 31, 2011.  The Company reported fourth quarter 2011 revenue of $51.1 million and annual revenue of $219.5 million.  Net loss was $0.49 per share in the fourth quarter of 2011 and $1.75 per share for the year ended December 31, 2011.

Fourth Quarter 2011 Financial Results

Fourth quarter 2011 revenue decreased 1.1% compared to the third quarter of 2011. Revenue was down slightly from third quarter due to lower volumes in North America and the closure of the Company’s Kingston, Ontario facility in September 2011.  The North American decline was partially offset by Offshore revenue growth, which increased by $3.4 million, or 20.5%, compared to the third quarter of 2011 as the Company continued to ramp new business in these locations.

Gross margin grew to 10.8% in the fourth quarter of 2011 from 7.3% in the third quarter of 2011.  The improvement was due to continued growth in Offshore gross margin, which improved from 10.6% in the third quarter to 16.9% in the fourth quarter driven by better utilization as the Company added nearly 900 full-time equivalent agents in this segment compared to the third quarter of 2011.  In the fourth quarter of 2011, Offshore gross profit represented 61% of the Company’s total gross profit compared to 47% in the third quarter and 11% in the fourth quarter of 2010.

SG&A expense for the quarter totaled $11.0 million, compared to $10.0 million in the third quarter of 2011.  The increase was due mostly to $0.7 million of severance costs in the fourth quarter primarily for the Company’s former Chief Financial Officer.

The Company reported a fourth quarter 2011 operating loss before impairment and restructuring charges of $5.4 million and adjusted EBITDA of negative $1.2 million, compared to a third quarter 2011 operating loss before impairment and restructuring of $6.5 million and adjusted EBITDA of negative $2.3 million.  The Company had a net loss of $7.5 million, or $0.49 per share, during the fourth quarter of 2011.  The fourth quarter 2011 net loss compares to a net loss of $6.8 million, or $0.45 per share, in the third quarter of 2011.

2011 Financial Results

In 2011, revenue decreased 17.3% from $265 million in 2010 to $219 million.  Gross margin grew slightly to 10.5% in 2011, compared to 10.4% in 2010.  SG&A expense totaled $44.1 million in 2011, compared to $43.3 million in 2010.  Excluding severance expense and legal fees related to the settlement of an employee labor relations lawsuit, SG&A expense would have been $39.9 million in 2011, compared to $42.1 million in 2010.  Operating loss before impairment and restructuring charges was $21.1 million in 2011 and adjusted EBITDA was negative $3.8 million, compared to 2010 operating loss before impairment and restructuring of $15.6 million and 2010 adjusted EBITDA of $3.9 million.  Net loss for the full year 2011 was $1.75 per share compared to a net loss of $1.30 per share in 2010.

Liquidity and Capital Resources

The Company ended 2011 with approximately $9.7 million in cash and cash equivalents and no debt, compared to $11.5 million and no debt at September 30, 2011.  During the quarter, the Company implemented enhanced cash management practices to limit discretionary spending and monitor its capital expenditures, which management believes will help provide a foundation to return to positive adjusted EBITDA and working capital in 2012.  The Company had $1.5 million and $9.0 million in capital expenditures during the quarter and year ending December 31, 2011, respectively.

2011 Operational Highlights

During the year, the Company:

•                  Continued its sales momentum, signing eight new agreements with an expected annual contract value of nearly $29 million;

•                  Experienced revenue growth of 17% in its client base, exclusive of its two largest customers, compared to 2010;

•                  Expanded its international presence by opening a second Latin American facility with commitments from an existing client;

•                  Continued growth in the Philippines, increasing the annual number of full-time equivalent agents to nearly 2,500, representing an increase of 86% over last year;

•                  Reduced its North American footprint by closing its Alexandria, Louisiana site and one of its Kingston, Ontario sites as well as downsizing its Cornwall, Ontario and Collinsville, Virginia sites;

•                  Reduced its revenue concentration from its largest customer from 66% in 2010 to 58% in 2011;

•                  Made performance improvements among several clients and strengthened its operating and IT leadership teams to position the Company for future growth; and

•                  Assembled a strong leadership team including the appointment of a new Chief Executive Officer, SVP of Sales & Marketing, Chief Technology Officer and Chief Financial Officer.

“Great strides were made during the year to lay the foundation for future growth by establishing the StarTek Operating Platform, making performance improvements with several of our clients, expanding our sales pipeline and securing new business, enhancing cash management practices and building a more effective leadership team,” said Chad Carlson, President and Chief Executive Officer.  “These foundational elements will continue to enable and empower momentum through 2012, and we expect to exit the year in a stronger operating and financial position.”

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, February 23, 2012, at 9:00 a.m. MST (11:00 a.m. EST) to discuss its fourth quarter and full year 2011 financial results. To participate in the teleconference, please call toll-free 866-730-5763 (or 857-350-1587 for international callers) and enter “56219404”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a global provider of business process outsourcing services with over 9,000 employees committed to making a positive impact on our clients’ business results for 25 years and counting.  Our company mission is to enable and empower our Brand Warriors to fight for our clients’ brands every day to bring value to our stakeholders. We accomplish this by developing goal congruency with our clients’ business objectives resulting in a trusted partnership.  The StarTek Advantage is the sum total of our culture, customized solutions and processes that solve our clients’ service challenges.  It drives improved customer experiences and reduced costs.  StarTek has proven results for the multiple services we provide including sales, order management and provisioning, customer care, technical support, receivables management, and retention programs.  We manage programs using a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support.  StarTek has delivery centers in the U.S., Philippines, Canada, Costa Rica and Honduras and virtually through its StarTek@Home workforce.  For more information, visit www.StarTek.com or call +1 303.262.4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results, inability to renew or replace sources of capital funding and, should we make acquisitions, the effective and timely integration of such acquisitions.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010, as well as Item 1A. — Risk Factors and all other disclosures in the Company’s subsequent Form 10-Qs, filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue	$51,143	$64,692	$219,493	$265,376
Cost of services	45,603	58,393	196,508	237,672
Gross profit	5,540	6,299	22,985	27,704
Selling, general and administrative expenses	10,953	11,796	44,110	43,281
Impairment losses and restructuring charges	1,933	1,621	5,496	2,835
Operating loss	(7,346)	(7,118)	(26,621)	(18,412)
Net interest and other income	22	30	33	273
Loss before income taxes	(7,324)	(7,088)	(26,588)	(18,139)
Income tax expense (benefit)	137	(526)	(126)	1,244
Net loss	$(7,461)	$(6,562)	$(26,462)	$(19,383)

Net loss per share
Basic	$(0.49)	$(0.44)	$(1.75)	$(1.30)
Diluted	$(0.49)	$(0.44)	$(1.75)	$(1.30)

Weighted average shares outstanding (in thousands)
Basic	15,139	14,964	15,084	14,903
Diluted	15,139	14,964	15,084	14,903

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash, cash equivalents and investments	$9,719	$18,740
Trade accounts receivable	37,736	46,989
Other current assets	8,872	12,160
Total current assets	56,327	77,889

Property, plant and equipment, net	38,475	46,930
Other assets	6,631	7,936
Total assets	$101,433	$132,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$23,485	$27,665
Other liabilities	3,586	4,443
Total liabilities	27,071	32,108

Stockholders’ equity	74,362	100,647
Total liabilities and stockholders’ equity	$101,433	$132,755

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating Activities
Net loss	$(7,461)	$(6,562)	$(26,462)	$(19,383)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,802	4,325	15,750	17,155
Impairment losses	1,356	1,049	2,382	4,112
Non-cash compensation cost	408	523	1,602	2,108
Gain on foreign currency derivatives	(220)	779	1,244	1,917
Changes in operating assets & liabilities and other, net	1,433	913	5,460	10,725
Net cash (used in) provided by operating activities	(682)	1,027	(24)	16,634
Investing Activities
Proceeds from investments available for sale, net	—	—	—	606
Purchases of property, plant and equipment	(1,541)	(3,193)	(8,958)	(16,942)
Proceeds from note receivable	165	165	660	275
Net cash used in investing activities	(1,376)	(3,028)	(8,298)	(16,061)
Financing Activities
Other financing, net	9	124	149	270
Net cash provided by financing activities	9	124	149	270
Effect of exchange rate changes on cash	252	(697)	(848)	(1,694)
Net decrease in cash and cash equivalents	(1,797)	(2,574)	(9,021)	(851)
Cash and cash equivalents at beginning of period	11,516	21,314	18,740	19,591
Cash and cash equivalents at end of period	$9,719	$18,740	$9,719	$18,740

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(Unaudited)

The information presented in this press release reports 1) adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense, interest income (expense), impairment and restructuring charges, depreciation expense and stock compensation expense, 2) operating loss before impairment and restructuring charges and 3) selling, general and administrative expense excluding severance expense and costs associated with the settlement of an employee labor relations lawsuit.  The following tables provide reconciliation of 1) adjusted EBIDTA to net loss calculated in accordance with GAAP, 2) operating loss before impairment and restructuring charges to operating loss calculated in accordance with GAAP and 3) adjusted selling, general and administrative costs to selling, general and administrative costs calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Adjusted EBITDA:

	Three Months Ended		Year Ended December 31,
	December 31, 2011	September 30, 2011	2011	2010
Net loss	$(7,461)	$(6,795)	$(26,462)	$(19,383)
Income tax expense (benefit)	137	(17)	(126)	1,244
Interest (income) expense	(25)	41	(25)	(56)
Impairment losses & restructuring charges	1,933	291	5,496	2,835
Depreciation expense	3,802	3,901	15,750	17,155
Stock compensation expense	408	324	1,602	2,108
Adjusted EBITDA	$(1,206)	$(2,255)	$(3,765)	$3,903

Operating Loss Excluding Impairment Losses and Restructuring Charges:

	Three Months Ended
	December 31, 2011	September 30, 2011
Operating loss	$(7,346)	$(6,817)
Impairment losses & restructuring charges	1,933	291
Operating loss excluding impairment and restructuring charges	$(5,413)	$(6,526)

	Year Ended December 31,
	2011	2010
Operating loss	$(26,621)	$(18,412)
Impairment losses & restructuring charges	5,496	2,835
Operating loss excluding impairment and restructuring charges	$(21,125)	$(15,577)

Selling, general and administrative (“SG&A”) costs excluding severance expense and legal settlement costs:

	Year Ended December 31,
	2011	2010
Selling, general and administrative expenses	$44,110	$43,281
Severance expense	(3,645)	(1,207)
Legal expense for legal settlement	(550)	—
SG&A expenses excluding severance expense and legal settlement costs	$39,915	$42,074